EXHIBIT 11


                          Continental Homes Holding Corp.
                         Computation of Earnings Per Share
                       (In thousands, except per share data)

                                           Three months ended  Nine months ended
                                               February 28,       February 28,
                                             ---------------     --------------
                                             1994     1993       1994      1993
                                             ----      ----      ----      ----
   Fully diluted:
   Net income                             $ 2,727   $ 1,476   $ 9,191   $ 5,061
   Interest expense on convertible
     subordinated notes, net of
     income taxes                             401       415     1,203     1,245
                                          -------   -------   -------   -------
                                          $ 3,128   $ 1,891   $10,394   $ 6,306
                                          =======   =======   =======   =======
   Weighted average number of
     shares outstanding                     6,954     5,170     5,947     5,129
   Conversion of convertible
     subordinated notes (42.55 shares
     per $1,000 principal amount of
     notes)                                 1,489     1,489     1,489     1,489
   Incremental shares relating to
     stock options exercisable                 98        95       117       103
                                          -------   -------   -------   -------
   Weighted average number of shares
     outstanding assuming full dilution     8,541     6,754     7,553     6,721
                                          =======   =======   =======   =======

   Fully diluted net income per share     $   .37   $   .28   $  1.38   $   .94
                                          =======   =======   =======   =======